Exhibit 5.1

February 27, 2003

(213) 229-7000	C 93508-00002

(213) 229-7520

USA Interactive
152 West 57th Street
New York, New York 10019

        Re:    Registration Statement on Form S-4 (File No. 333-103201)

Ladies and Gentlemen:

        We have acted as counsel to USA Interactive, a Delaware corporation (the "Company"), in connection with the preparation and filing of the Registration Statement on Form S-4 (File No. 333-103201) of the Company (as amended, the "Registration Statement") under the Securities Act of 1933, as amended (the "Act"), relating to shares of the Company's common stock, par value $0.01 per share (the "Shares"), to be issued by the Company in connection with the merger of Geffen Acquisition Sub Inc., a Delaware corporation and wholly owned subsidiary of the Company ("Merger Sub"), with and into uDate.com, Inc, a Delaware corporation ("uDate"), pursuant to the Agreement and Plan of Merger dated as of December 19, 2002 among the Company, Merger Sub, uDate and, for purposes of Section 7.8 and Articles X and XI thereof, Terrence Lee Zehrer and Atlas Trust Company (Jersey) Limited, as trustee of the Internet Investments Inc. Employee Shares Trust (the "Merger Agreement").

        We have examined such corporate records, certificates and other documents, and we have made such factual and legal investigations, as we have deemed relevant or necessary for the purposes of this opinion. In rendering this opinion, we have, with your consent, relied upon oral and written representations of officers of the Company and certificates of officers of the Company with respect to the accuracy of the factual matters addressed in such representations and certificates. In addition, in rendering this opinion we have, with your consent, assumed the genuineness of all signatures or instruments relied upon by us, and the conformity of certified copies submitted to us with the original documents to which such certified copies relate.

        The Company is a Delaware corporation. We are not engaged in the practice of law in the State of Delaware, but we are generally familiar with the Delaware General Corporation Law as presently in effect and have made such inquiries as we considered necessary to render our opinion. We express no opinion as to the laws of any jurisdiction other than the federal laws of the United States and the Delaware General Corporation Law.

        Based on and subject to the foregoing, we are of the opinion that when the Registration Statement has been declared effective by order of the Securities and Exchange Commission and the Shares have been issued pursuant to the terms and conditions set forth in the Merger Agreement, the Shares will be validly issued, fully paid and nonassessable.

        We hereby consent to be named in the Registration Statement and in the related prospectus contained therein as the attorneys who passed upon the legality of the Shares and to the filing of a copy of this opinion as Exhibit 5.1 to the Registration Statement. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act.

                        Very truly yours,

                        /s/ GIBSON, DUNN & CRUTCHER LLP

                        GIBSON, DUNN & CRUTCHER LLP